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To: all-svps-and-above@yahoo-inc.com
From: jerry
Subject: joint microsoft/carl icahn proposal
leaders,
as you are aware by now, the board rejected a search and restructuring proposal that was brought jointly by microsoft and carl icahn. our board was given less than 24 hours to respond. we again made clear that we very much remain open to considering proposals to maximize stockholder value. i think you will agree that the opportunistic microsoft/icahn proposal is not the way to do that.
following this email to you, i will be sending an email to all yahoos which will include a brief q&a. for your use, below are a few talking points to help guide your discussions with your teams.
jerry
*********
Talking Points
•	The last few months and weeks have certainly been challenging, and the waters are not likely to calm before our stockholder meeting on August 1.

•	We cannot allow ourselves to be distracted by the back-and-forth with external parties.

•	For this reason, it’s more critical than ever that we let our board and management focus on these external issues and keep our attention where it must be — delivering for our users, advertisers, publishers and developers.

•	In this way, we each play a very significant role in the future of Yahoo!.

•	This weekend the Yahoo! Board rejected a joint proposal that Microsoft and investor Carl Icahn sent on Friday evening and gave the Board less than 24 hours to respond.

•	After reviewing the proposal with its legal and financial advisers, Yahoo!’s Board of Directors determined that accepting the proposal was not in the best interests of its stockholders.

•	We did not believe that the joint Microsoft/Carl Icahn proposal had the best interests of Yahoo!’s stockholders in mind.

•	Microsoft and Mr. Icahn are trying to dismantle the Company and deliver our search business to Microsoft on terms that would be disadvantageous to Yahoo! stockholders.
•	Our Board is prepared to let stockholders, not Microsoft and Carl Icahn, decide what is in their best interests.